October 28, 2016
Dear Kristina:
This letter (the “Agreement”) confirms the agreement between you and Etsy, Inc. (the “Company”) regarding the transition of your duties and responsibilities and resignation.
1.    Last Date of Employment. Your last day of employment with the Company will be March 31, 2017 or such earlier date as your employment ends under Section 4 of this Agreement (the “Effective Date”). As of the Effective Date, you will and hereby resign from the office of Chief Financial Officer (“CFO”) of the Company (and from any and all other offices you hold with Company affiliates). From the date of this Agreement through the Effective Date (such period being referred to as the “Retention Period”), you will continue to be employed by the Company in accordance with Section 2, below.
2.    Retention Period. You agree that, during the Retention Period, you will continue to perform your duties and responsibilities in a professional manner, including the preparation of the Company’s financial statements and related filings with the Securities and Exchange Commission; perform such duties and responsibilities as may be reasonably assigned to you and consistent with your position as the CFO by the Company’s Chief Executive Officer (“CEO”) and Board of Directors (“Board”); and cooperate in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities to such individual(s) as the Company may direct. The Company will continue to provide you with the information and resources you need to reasonably discharge your duties under this Section 2.
3.    Retention Benefits. Subject to Sections 4 and 8, below, as an inducement for you to continue your employment with the Company during the Retention Period; in exchange for your signing this Agreement and not revoking your acceptance of this Agreement; your compliance with your obligations under this Agreement (including Section 2, above); and your signing (no earlier than the Effective Date) and not revoking the Supplemental Release, a copy of which is attached as Exhibit A to this Agreement (the “Supplemental Release”), the Company will provide you with the following benefits:

(a)
Continuation of your base salary at an annualized rate of $340,000 (but not your employment) for a period of six (6) months after the Effective Date, which base salary shall be paid to you in accordance with the Company’s normal payroll practices, commencing within thirty (30) days following the Effective Date, provided that the initial payment will include a catch-up payment to cover the period between the Effective Date and the date of such first payment;

(b)	Reimbursement of your COBRA premiums for the health coverage you and your spouse and eligible dependents were covered under the Company’s plans

117 Adams Street • Brooklyn, NY 11201

immediately prior to the Effective Date for the six (6) month period after the Effective Date or until such time as you are eligible for health coverage through another employer, whichever comes first, which amounts shall be paid to you on the first Company payroll date of each month that immediately follows the date on which such monthly premium is due, commencing within thirty (30) days following the Effective Date, provided that the initial payment will include a catch-up payment to cover the period between the Effective Date and the date of such first payment;

(c)
Payment of your annual cash incentive bonus for fiscal year 2016 as follows: (i) payment of 100% of the individual performance portion, and (ii) payment of the Company performance portion, as approved by the Compensation Committee of the Board, at the same percentage that is applicable to all other participants in the Etsy, Inc. Management Cash Incentive Plan (the “Bonus Plan”), which amount will be paid to you in a lump sum at the same time that existing employees receive payment of their bonus under the Bonus Plan, which may be prior to the Effective Date.

(d)
A one-time retention bonus payable upon the Effective Date in the amount of $63,750, which retention bonus will be paid to you in a single lump sum cash payment within thirty (30) days following the Effective Date.

(e)
Full (i.e., 100%) acceleration, on the Effective Date, of the stock options awarded to you on February 4, 2013, such that all such options will be fully vested and exercisable on and as of the Effective Date.

(f)
Full (i.e., 100%) acceleration, on the Effective Date, of the stock options awarded to you on January 30, 2015, such that all such options will be fully vested and exercisable on and as of the Effective Date.

(g)
Full (i.e., 100%) acceleration, on the Effective Date, of the stock options and restricted stock units (“RSUs”) awarded to you on March 1, 2016, such that all such options will be fully vested and exercisable, and all RSUs will be fully vested, on and as of the Effective Date.

(h)
An extension of the period following the Effective Date for you to exercise your vested options, so that they will remain exercisable until December 31, 2017. If no trading windows in which you are pre-cleared to trade (if necessary) are opened within one hundred eighty (180) days following the Effective Date, you will be released from any trading restrictions imposed under the Insider Trading Policy, provided that you must at all times refrain from trading if you are in possession of material non-public information.

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In addition, the Company will reimburse up to $15,000 in legal fees that you incur in connection with this Agreement. Except for your salary through the Effective Date, which has not been paid to you prior to the Effective Date, any accrued but unused vacation, reimbursement of expenses you incur prior to the Effective Date, which are not reimbursed to you by the Effective Date, and your entitlement to benefits under any Company benefit, stock, equity, and long-term incentive plan which are vested, and any other payments or benefits required to be paid or provided by law or Company policy, you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, or other remuneration or benefits of any kind, other than as set forth in this Agreement or in a subsequent written agreement between you and the Company.

You agree that if you violate any of your obligations under this Agreement, you will no longer be entitled to receive any benefits under Sections 3(a) through (h), above.

4.    Termination or Resignation Prior to March 31, 2017. Notwithstanding anything else in this Agreement, the Company may terminate your employment and you may resign your employment at any time prior to March 31, 2017, in which case you will receive only the benefits described in this Section 4. If you resign your employment without Good Reason (as defined below) or if the Company terminates your employment for Cause (as defined below) prior to March 31, 2017, you will receive only your base salary through the date of termination or resignation, any accrued, but unused vacation, any vested benefits under the Company’s benefit, stock, equity, and long-term incentive plans, reimbursement of duly-documented business expenses, and any other payments or benefits required to be paid or provided by law or Company policy (“Accrued Benefits”). If the Company terminates your employment without Cause or if you resign for Good Reason prior to March 31, 2017, you will receive the Accrued Benefits, together with the additional benefits set forth in Section 3(a) through (h), above, provided (i) (as to the latter) that you sign (no earlier than the Effective Date) and do not revoke your acceptance of the Supplemental Release and (ii) the base salary continuation and COBRA reimbursement periods described in Sections 3(a) and (b), above, will be extended so that you will have base salary continuation and COBRA reimbursement from the earlier termination date to September 30, 2017 (i.e., six months, plus the period between the earlier termination date and March 31, 2017) .
For the purposes of this Agreement, “Cause” shall mean your (a) unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) breach of any material terms of this Agreement or any other material agreement between you and the Company, (c) material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct in the scope of your employment, (f) continuing failure to perform assigned duties after receiving written notification of the failure from the Board, or (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, that prior to termination for “Cause” you shall receive

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notice of the event constituting Cause and, to the extent curable, shall have a period of ten (10) days to cure such event.
For the purposes of this Agreement, “Good Reason” shall mean that one of the following occurs without your written consent: (a) a material diminution in your compensation (other than as contemplated in this Agreement); (b) the relocation of your principal place of employment to a location more than fifty (50) miles from its current location, (c) a requirement that you report to anyone other the CEO or the Board or (d) a material breach of this Agreement; provided, that in order to terminate on account of Good Reason, you must provide the Company notice within ninety (90) days of the initial occurrence of the event constituting Good Reason and the Company will have a period of thirty (30) days to cure such event. If not cured, you may terminate your employment within sixty (60) days following the end of the cure period.
5.    Equity Grants. Your stock options and restricted stock units will vest through the Effective Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Subject to the acceleration described in Section 3(e), (f) and (g) of this Agreement, above, any options and restricted stock units that are unvested as of the Effective Date will be forfeited in accordance with those plan(s) and agreement(s). Your vested options as of the Effective Date will remain exercisable until December 31, 2017. The award agreement(s) between you and the Company evidencing your equity awards pursuant to the Etsy, Inc. 2006 Stock Plan and the Etsy, Inc. 2015 Equity Incentive Plan will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will remain bound by the terms of the Company’s Insider Trading Policy, subject to the second paragraph of Section 3(h) above.
6.    Release of All Claims. In consideration for receiving the retention benefits described in Section 3, above, and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in this Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement dated April 15, 2015, or your right to be covered under any applicable directors’ and officers’ liability insurance policies,

117 Adams Street • Brooklyn, NY 11201

(iii) any rights to the retention benefits set forth in this Agreement, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Effective Date.
7.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
8.    Other Agreements. At all times in the future, you will remain bound by the Proprietary Information and Inventions Agreement (the “PIIA”) with the Company you signed on February 2, 2015, an unsigned copy of which is attached as Exhibit B. The Company agrees to modify the definition of the term “Competing Agreement” (as referenced in the PIIA), as follows: for purposes of this Agreement, the term “Competing Business” is defined as: (a) defined business units and/or business lines within any of the following companies, and any of their subsidiaries or parents, that operate an online marketplace: Amazon, eBay, and Alibaba; or (b) any business that develops or operates an online marketplace selling primarily the types of products sold on Etsy.com or its related websites (for example, crafts, handmade art, handmade goods, vintage goods, craft supplies); or (c) any business that develops, operates or sells software, services or tools for building or operating e-commerce websites.
In addition, you will remain eligible for benefits under the Etsy, Inc. Change in Control Severance Plan (“CIC Plan”) in the event that the Company experiences a Change in Control (as defined in the CIC Plan), provided, however, that
(i)    the definition of “Qualifying CIC Termination” is hereby amended and shall mean (as applied to you) (x) a termination of your employment under this Agreement entitling you to the benefits under Section 3 of this Agreement or (y) your Involuntary Termination (as defined in the CIC Plan), in either case, that occurs within (A) the three (3) months before a Change in Control or (B) after a Change in Control but prior to April 1, 2017; and
(ii)    in the event you experience a Qualifying CIC Termination (as defined in the preceding sub-paragraph), you will receive the benefits described in Section 3 of this Agreement, except that any amounts payable to you under Sections II(1)(A) and (B) of the CIC Plan will be offset by any amounts paid to you under Sections 3(a) and (b) of this Agreement, and any amounts payable to you under Sections 3(a) and (b) of this Agreement will be offset by any amounts paid to you under Sections II(1)(A) and (B) of the CIC Plan.
In other words, and for the avoidance of doubt, in the event you are eligible under the terms of this Agreement to receive benefits under both Sections II(1)(A) and (B) of the CIC Plan and Sections 3(a) and (b) of this Agreement, you will receive the greater of the benefits under Sections II(1)(A) and (B) of the CIC Plan or Sections 3(a) and (b) of this Agreement, but you will not receive benefits under both Sections II(1)(A) and (B) of the CIC Plan and Sections 3(a) and (b) of this Agreement. For purposes of clarity, you will also receive the benefits

117 Adams Street • Brooklyn, NY 11201

described in Sections 3(c) through 3(h) of this Agreement in the event you experience a Qualifying CIC Termination (as defined in sub-paragraph (i) of this Section 8).
Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
9.    Company Property. You represent that on or before the Effective Date, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.
10.    Confidentiality of Agreement. You agree that, until such time as this Agreement is disclosed publicly by the Company, you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney, or financial advisors (provided such individuals agree that they will not disclose to others the existence or terms of this Agreement).
11.    No Disparagement. You agree that you will not make any disparaging statements (orally or in writing) about the Company or its products, services, legal or business practices, past venture capital investors, known institutional investors, or current or past (as of the date of this Agreement) directors, officers, and known employees who served during your tenure at Etsy. The Company will instruct current members of the Etsy Executive Team and board of directors to refrain from making any disparaging statements about you.
12.    Cooperation. You agree that you will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. The Company will reimburse you for reasonable related expenses in connection with such cooperation.
13.    Preservation of Rights. Nothing in Sections 6, 10, 11, or 12, above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or

117 Adams Street • Brooklyn, NY 11201

other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any monetary benefit, damages, or equitable relief with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC.
14.    Disclosures. You hereby represent, acknowledge, and agree that you have, prior to signing this Agreement, fully disclosed to the CEO and/or Board all information that you possess with respect to any violations, or potential violations, of the securities laws or any other laws and regulations with which the Company has an obligation to comply.
15.    Indemnification. The Indemnification Agreement dated April 15, 2015 shall remain in effect in accordance with its terms.
16.    Taxes. All payments under this Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, the Company will mail to your home address in the Company’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. An IRS Form 1099 will be issued to you with respect to the reimbursement of legal fees described in Section 3, above. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement, except for taxes the Company believes it has an obligation to withhold from any such payments or benefits.
17.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A; provided, that the Company does not guarantee to you any particular tax treatment with respect to this Agreement and any payments hereunder.
For purposes of Code Section 409A, each payment is a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.
With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another

117 Adams Street • Brooklyn, NY 11201

benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.
Notwithstanding any other provision hereof, if you are, as of the Effective Date, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount payable to you pursuant to this Agreement that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of your death. Any payments to which you would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to you on the first day of the seventh month following such date of termination, or if earlier, within thirty (30) calendar days of your death to your surviving spouse (or to your estate if your spouse does not survive you).
18.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
19.    Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).
20.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
21.    Effective Date and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within twenty-one (21) days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven (7) days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Agreement, you will not be entitled to the benefits listed in Section 3, above. You agree that you have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.

117 Adams Street • Brooklyn, NY 11201

Please indicate your agreement with the above terms by signing below.
Very truly yours,

_/s/ Chad Dickerson______
Chad Dickerson
Chair, CEO & President
Etsy, Inc.

I agree to the terms of this Agreement.
/s/ Kristina Salen______
Signature

Kristina Salen
Print Name
Dated: 10/28/16________

117 Adams Street • Brooklyn, NY 11201

EXHIBIT A
SUPPLEMENTAL RELEASE
You and Etsy, Inc. (the “Company”) hereby enter into this Supplemental Release (the “Supplemental Release”), which will become effective on _____.
1.    Last Date of Employment. Your last day of employment with the Company ended on __________________ (“Effective Date”).
2.    Release of All Claims. In consideration for receiving the retention benefits described in Section 3 of the letter agreement between you and the Company dated as of _______________ (the “Agreement’), and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in the Agreement, including claims under any Company incentive plan, bonus plan, or severance plan). Execution of this Supplemental Release does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Supplemental Release, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement dated April 15, 2015, or your right to be covered under any applicable directors’ and officers’ liability insurance policies, (iii) any rights to the retention benefits set forth in the Agreement and which are owed or payable after the date of this Supplemental Release, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Effective Date.
3.    No Admission. Nothing contained in this Supplemental Release will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.
4.    Other Agreements. Except as expressly provided in the Agreement and this Supplemental Release, the Agreement and this Supplemental Release render null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of the Agreement and this Supplemental Release. This

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Supplemental Release may be modified only in a written document signed by you and a duly authorized officer of the Company.
5.    Disclosures. You hereby represent, acknowledge, and agree that you have, prior to signing this Supplemental Release, fully disclosed to the CEO and/or Board all information that you possess with respect to any violations, or potential violations, of the securities laws or any other laws and regulations with which the Company has an obligation to comply.
6.    Severability. If any term of this Supplemental Release is held to be invalid, void or unenforceable, the remainder of this Supplemental Release will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.
7.    Choice of Law. This Supplemental Release will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).
8.    Execution. This Supplemental Release may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
9.    Effective Date and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Supplemental Release before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Supplemental Release with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Supplemental Release by delivering a copy of this Supplemental Release signed by you to me within twenty-one (21) days of the Effective Date. You may revoke your acceptance of this Supplemental Release for a period of seven (7) days after signing the Supplemental Release by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of this Supplemental Release, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Supplemental Release, you will not be entitled to the benefits listed in Section 3 of the Agreement. You agree that you have carefully read this Supplemental Release, fully understand what it means, and are entering into it voluntarily.
Please indicate your agreement with the above terms by signing below.
Very truly yours,

_____________________________
Chad Dickerson
Chair, CEO & President
Etsy, Inc.

117 Adams Street • Brooklyn, NY 11201

I agree to the terms of this Supplemental Release.

Signature

Print Name
Dated:

117 Adams Street • Brooklyn, NY 11201